                                                                    EXHIBIT 99.2




                        GENZYME RETIREMENT SAVINGS PLAN

                 FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
                           TO ACCOMPANY 1997 FORM 5500
                     ANNUAL REPORT OF EMPLOYEE BENEFIT PLAN
                               UNDER ERISA OF 1974

                        AS OF DECEMBER 31, 1997 AND 1996
                    AND FOR THE YEAR ENDED DECEMBER 31, 1997

                        GENZYME RETIREMENT SAVINGS PLAN

                              FINANCIAL STATEMENTS

                                                                                                Page(s)
                                                                                                -------
Report of Independent Accountants                                                                   20

Financial Statements:
     Statements of Net Assets Available for Plan Benefits as of December 31, 1997
         and 1996                                                                                   21

     Statement of Changes in Net Assets Available for Plan Benefits, with Fund
         Information for the Year Ended December 31, 1997 (with comparative
         totals for the year ended December 31, 1996)                                            22-24

     Notes to Financial Statements                                                               25-29

Supplemental Schedules:
     Line 27(a) - Schedule of Assets Held for Investment Purposes, December 31, 1997                30

     Line 27(d) - Schedule of Reportable Transactions for the Year Ended December 31, 1997          31


Certain supplemental schedules required by the regulations of the ERISA of 1974 have been omitted for the reason that they are not applicable.

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Retirement Savings Plan Committee of the
Genzyme Retirement Savings Plan:

We have audited the accompanying statements of net assets available for plan benefits of the Genzyme Retirement Savings Plan as of December 31,
1997 and 1996 and the related statement of changes in net assets available for plan benefits, with fund information for the year ended December 31, 1997. We previously audited and reported on the statement of changes in net assets available for plan benefits, with fund information for the year ended December 31, 1996, which condensed statement is presented for comparative purposes. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Genzyme Retirement Savings Plan as of December 31, 1997 and 1996, and the changes in net assets available for plan benefits for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules listed in the index page on page 1 are presented for purposes of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The fund information in the statement of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the changes in net assets available for plan benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

The Plan has not presented the schedule of single reportable transactions. Disclosure of this information is required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income and Security Act of 1974.

                                        /s/ Coopers & Lybrand L.L.P.


Boston, Massachusetts
June 25, 1998

                        GENZYME RETIREMENT SAVINGS PLAN

              STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS


                                                                      DECEMBER 31,
                                                            --------------------------------
                                     ASSETS                      1997                  1996
Investments at fair value (Notes A and B):
     American Express Trust Income Fund                    $        --          $ 3,749,726
     Fidelity Investment Grade Bond Fund                            --              599,574
     Fidelity Low Priced Stock Fund                                 --            3,620,524
     Fidelity Magellan Fund                                         --           13,343,715
     Fidelity Puritan Fund                                  13,253,730            9,583,748
     CIGNA Stock Market Index Fund                          17,232,517                   --
     Putnam Voyager Fund                                       593,527                   --
     PBHG Growth Fund                                        8,371,729                   --
     Templeton Foreign Fund                                    453,648                   --
     Genzyme General Division Stock Fund                     5,302,373            3,842,594
     Genzyme Tissue Repair Division Stock Fund                 318,308              172,560
     Participant Loan Fund                                   1,655,501            1,316,239
                                                           -----------          -----------
         Total investments at fair value                    47,181,333           36,228,680

Investments at contract value (Notes A and B):
     CIGNA Guaranteed Income Fund                              270,473                   --
     CIGNA Guaranteed Securities Separate Account            5,648,078                   --
                                                           -----------          -----------
         Total investments at contract value                 5,918,551                   --
                                                           -----------          -----------

         Total investments                                  53,099,884           36,228,680

Cash and cash equivalents                                        1,115               53,641

Receivables:
     Employee contribution                                     337,504              313,466
     Employer contribution                                      47,422               57,757
     Accrued interest                                            4,308                3,500
                                                           -----------          -----------

         Total receivables                                     389,234              374,723
                                                           -----------          -----------

              Total assets                                  53,490,233           36,657,044
                                                           -----------          -----------

Net assets available for plan benefits (Note D)            $53,490,233          $36,657,044
                                                           ===========          ===========




   The accompanying notes are an integral part of these financial statements.

                        GENZYME RETIREMENT SAVINGS PLAN

         STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS,
                              WITH FUND INFORMATION

                      For the Year Ended December 31, 1997
         (with comparative totals for the year ended December 31, 1996)


                                                                           Fund Information
                                      -------------------------------------------------------------------------------------------
                                          American        Fidelity        CIGNA          CIGNA         Fidelity
                                          Express        Investment     Guaranteed     Guaranteed     Low Priced        PBHG
                                           Trust           Grade        Securities       Income         Stock          Growth
                                        Income Fund      Bond Fund   Separate Account      Fund           Fund           Fund
                                        -----------     -----------  ----------------  ------------    ----------      ---------
Additions:
   Employee contributions                $   151,263    $    64,142    $   550,108      $    33,905    $   500,800     $ 1,490,485
   Employer contributions                     17,530          7,807         72,586            4,653         52,412         174,538
   Rollovers                                  13,087         10,290        101,090           10,913         25,877         157,610
   Additions from merged plans
    (Note A)                                      --             --      1,144,328               --             --         174,214
   Investment income                           2,660         12,683        225,743            7,086        116,155              --
   Net appreciation (depreciation)
     in market value of investments           58,267         (6,066)            --               --         84,183         827,758
                                         -----------    -----------    -----------      -----------    -----------     -----------

       Total additions                       242,807         88,856      2,093,855           56,557        779,427       2,824,605

Deductions:
   Benefit payments and withdrawals         (391,908)       (24,104)      (269,295)          (3,792)      (143,602)       (487,119)
                                         -----------    -----------    -----------      -----------    -----------     -----------

       Total deductions                     (391,908)       (24,104)      (269,295)          (3,792)      (143,602)       (487,119)
                                         -----------    -----------    -----------      -----------    -----------     -----------


Net increase (decrease) prior to
   interfund transfers                      (149,101)        64,752      1,824,560           52,765        635,825       2,337,486
Interfund transfers resulting from
   transfer of trustee                    (3,294,053)      (647,980)     3,942,033               --     (6,451,274)      6,451,274
Interfund transfers                         (354,882)       (27,848)       (86,685)         223,402      2,147,645        (331,094)
                                         -----------    -----------    -----------      -----------    -----------     -----------

     Net increase (decrease)              (3,798,036)      (611,076)     5,679,908          276,167     (3,667,804)      8,457,666

Net assets available for plan benefits
   at beginning of year                    3,798,036        611,076             --               --      3,667,804              --
                                         -----------    -----------    -----------      -----------    -----------     -----------

Net assets available for plan benefits
   at end of year                        $        --    $        --    $ 5,679,908      $   276,167    $        --     $ 8,457,666
                                         ===========    ===========    ===========      ===========    ===========     ===========




   The accompanying notes are an integral part of these financial statements.

                        GENZYME RETIREMENT SAVINGS PLAN

         STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS,
                              WITH FUND INFORMATION

                      For the Year Ended December 31, 1997
         (with comparative totals for the year ended December 31, 1996)

                                                                               Fund Information
                                           --------------------------------------------------------------------------------------
                                                           CIGNA                                                        Genzyme
                                            Fidelity       Stock          Fidelity        Putnam       Templeton        General
                                            Magellan       Market          Puritan        Voyager       Foreign         Division
                                              Fund       Index Fund         Fund           Fund           Fund         Stock Fund
                                          ------------  ------------    ------------   ------------   ------------    ----------
Additions:
   Employee contributions                 $    683,871  $  1,887,416    $  2,048,250   $     88,298   $     80,791   $    731,734
   Employer contributions                       79,169       229,942         224,970         11,695         10,151        153,310
   Rollovers                                    33,775       142,609         207,762         89,293         75,235         20,225
   Additions from merged plans
    (Note A)                                        --     1,425,500         118,378             --             --             --
   Investment income                           262,772            --         485,819         34,657             --             --
   Net appreciation (depreciation)
     in market value of investments            440,632     2,523,308       1,848,078         (7,663)       (21,790)     1,128,385
                                          ------------  ------------    ------------   ------------   ------------   ------------

       Total additions                       1,500,219     6,208,775       4,933,257        216,280        144,387      2,033,654

Deductions:
   Benefit payments and withdrawals         (1,055,915)     (614,387)     (1,192,326)        (2,848)        (4,816)      (211,080)
                                          ------------  ------------    ------------   ------------   ------------   ------------

       Total deductions                     (1,055,915)     (614,387)     (1,192,326)        (2,848)        (4,816)      (211,080)
                                          ------------  ------------    ------------   ------------   ------------   ------------

Net increase (decrease) prior to
   interfund transfers                         444,304     5,594,388       3,740,931        213,432        139,571      1,822,574
Interfund transfers resulting from
   transfer of trustee                     (11,985,724)   11,985,724              --            --             --             --
Interfund transfers                         (1,914,445)     (233,200)        (50,302)       393,426        322,876       (392,927)
                                          ------------  ------------    ------------   ------------   ------------   ------------

     Net increase (decrease)               (13,455,865)   17,346,912       3,690,629        606,858        462,447      1,429,647

Net assets available for plan benefits
   at beginning of year                     13,455,865            --       9,652,492             --             --      3,904,486
                                          ------------  ------------    ------------   ------------   ------------   ------------

Net assets available for plan benefits
   at end of year                         $         --  $ 17,346,912    $ 13,343,121   $    606,858   $    462,447   $  5,334,133
                                          ============  ============    ============   ============   ============   ============


   The accompanying notes are an integral part of these financial statements.

                        GENZYME RETIREMENT SAVINGS PLAN

         STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS,
                              WITH FUND INFORMATION

                      For the Year Ended December 31, 1997
         (with comparative totals for the year ended December 31, 1996)


                                                        Fund Information
                                               ---------------------------------
                                                  Genzyme
                                               Tissue Repair       Participant                       Totals
                                                  Division            Loan            --------------------------------
                                                 Stock Fund           Fund               1997                 1996
                                               -------------     ---------------      ------------        ------------
Additions:
   Employee contributions                      $   94,555       $          --        $  8,405,618        $  6,810,743
   Employer contributions                          48,548                  --           1,087,311           1,013,395
   Rollovers                                           --                  --             887,766           1,653,783
   Additions from merged plans
    (Note A)                                           --              41,640           2,904,060                  --
   Investment income                                   --             112,687           1,260,262           3,117,990
   Net appreciation (depreciation)
     in market value of investments               (89,651)                 --           6,785,441          (1,404,393)
                                             ------------        ------------        ------------        ------------

       Total additions                             53,452             154,327          21,330,458          11,191,518

Deductions:
   Benefit payments and withdrawals               (27,176)            (68,901)         (4,497,269)         (1,530,374)
                                             ------------        ------------        ------------        ------------

       Total deductions                           (27,176)            (68,901)         (4,497,269)         (1,530,374)
                                             ------------        ------------        ------------        ------------


Net increase (decrease) prior to
   interfund transfers                             26,276              85,426          16,833,189           9,661,144
Interfund transfers resulting from
   transfer of trustee                                 --                  --                  --
Interfund transfers                                46,274             257,760                  --                  --
                                             ------------        ------------        ------------        ------------

     Net increase (decrease)                       72,550             343,186          16,833,189           9,661,144

Net assets available for plan benefits
   at beginning of year                           251,046           1,316,239          36,657,044          26,995,900
                                             ------------        ------------        ------------        ------------

Net assets available for plan benefits
   at end of year                            $    323,596        $  1,659,425        $ 53,490,233        $ 36,657,044
                                             ============        ============        ============        ============



   The accompanying notes are an integral part of these financial statements.

                        GENZYME RETIREMENT SAVINGS PLAN

                         NOTES TO FINANCIAL STATEMENTS

A.   PLAN DESCRIPTION:

     The following description of the Genzyme Retirement Savings Plan (the "Plan"), formerly the Genzyme Corporation Retirement Savings Plan, provides only general information. Participants should refer to the Summary Plan Description for a more complete description of the Plan's provisions.


        GENERAL
        The Plan, a defined contribution plan pursuant to the authorization of the Genzyme Corporation Board of Directors (the "Genzyme Board"), was established effective January 1, 1988 to provide a long-range program of systematic savings for eligible employees ("Participants"). Employees of all Genzyme Corporation's ("Genzyme" or the "Company") wholly-owned United States subsidiaries are eligible to participate in the Plan, with the exception of employees of the former Deknatel Snowden Pencer, Inc. ("DSP"), an entity acquired by Genzyme during 1996, which has its own retirement savings plans that are still active. Pursuant to Plan amendments with effective dates of April 1, 1997 and July 1, 1997, the Plan merged with the Genetrix, Inc. Salary Savings Plan and the Pharmagenics, Inc. 401(k) Plan, respectively. As of December 31, 1997, all consolidated subsidiaries of Genzyme were 100% owned by the Company, therefore making the Plan a plan for a controlled group of corporations. Employees who are 21 years of age or older become eligible to participate on their first day of employment. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA of 1974"). The Plan Administrator is the Retirement Savings Plan Committee of the Genzyme Board. Effective April 1, 1997, the Committee authorized a change in the Plan recordkeeper and trustee from the Pentad Corporation and BankBoston, respectively, to the CG Trust Company ("CIGNA").



        INVESTMENT OPTIONS
        As a result of authorizing CIGNA to be the Plan trustee, certain investment options previously made available to Participants were no longer offered, specifically the American Express Trust Income Fund, the Fidelity Investment Grade Bond Fund, the Fidelity Low Priced Stock Fund and the Fidelity Magellan Fund. Participants retained the option to invest in the Genzyme General Division Stock Fund, the Genzyme Tissue Repair Division Stock Fund and the Fidelity Puritan Fund as investment options and, in addition, the CIGNA Guaranteed Income Fund, the CIGNA Guaranteed Securities Separate Account, the CIGNA Stock Market Index Fund, the Putnam Voyager Fund, the PBHG Growth Fund and the Templeton Foreign Fund were offered as investment options. The Fidelity Puritan Fund changed from a mutual fund to a pooled separate account as a result of the change in the Plan trustee. Participants determined, as of March 31, 1997, the reallocation of their respective investments in the discontinued investment funds amongst the remaining investment options. Participants may have invested in the following investment options in 1996 and 1997.


        The Fidelity Puritan Fund's investment objective emphasizes income and stability through investing in both stocks and bonds.

        The CIGNA Stock Market Index Fund invests primarily in large blue chip companies comprising the Standard & Poor's 500 index. The fund's investment principle is to provide long-term growth of capital and income. The CIGNA Stock Market Index Fund was made available to Participants as an investment option upon transfer of the assets from the Fidelity Magellan Fund.

        The Putnam Voyager Fund's investment objective is that of capital appreciation through investing in stocks of companies with growth potential.

        The PBHG Growth Fund's investment objective is that of capital appreciation associated with investing in small capitalization companies. The PBHG Growth Fund commenced as an investment option to Participants when the assets of the Fidelity Low Priced Stock Fund were transferred as a result of the change in the trustee.

        The Templeton Foreign Fund offers Participants an investment instrument with the objective of providing long-term capital growth through a combination of investing in stocks and debt obligations of companies and governments outside the United States.

        The Genzyme General Division Stock Fund (the "Genzyme General Stock Fund") is currently invested solely in shares of Genzyme General Division Common Stock ("GGD Stock"). Amounts contributed to the Genzyme General Stock Fund may be invested in other short-term investments pending the purchase of GGD Stock.

        The Genzyme Tissue Repair Division Stock Fund (the "GTR Stock Fund") is currently invested solely in shares of Genzyme Tissue Repair Division Common Stock ("GTR Stock"). This fund is available as an investment option of the Company match only. Amounts contributed to the GTR Stock Fund may be invested in other short-term investments pending the purchase of GTR Stock.



        The CIGNA Guaranteed Income Fund offers Participant's a fixed income fund provided to yield returns relative to comparable guaranteed fixed income investment funds. CIGNA maintains the contributions in a pooled account. The contract is included in the financial statements at contract value, which represents contributions made under the contract, plus credited interest, less withdrawals and administrative expenses because it is fully benefit responsive. The average yield and crediting interest rates were approximately 6% during 1997. The crediting interest rate is based on an agreed-upon formula with the issuer but cannot be less than zero.


        The CIGNA Guaranteed Securities Separate Account became available as an investment option upon transfer of the assets from the American Express Trust Income Fund and the Fidelity Investment Grade Bond Fund. CIGNA maintains the contributions in a pooled account. The contract is included in the financial statements at contract value, which represents contributions made under the contract, plus credited interest, less withdrawals and administrative expenses because it is fully benefit responsive. The average yield and crediting interest rates were approximately 6% during 1997. The crediting interest rate is based on an agreed-upon formula with the issuer but cannot be less than zero.

        The Plan is invested in two New England Guaranteed Investment Contracts which provide Participants with a guaranteed return on their assets. As of December 31, 1997, the two New England Guaranteed Investment Contracts were included in the CIGNA Guaranteed Separate Securities Account and had a contract value of $165,206 and $137,041, respectively. The average yield and crediting interest rates were approximately 6% during 1997.

        Investment Options discontinued at April 1, 1997:

        The American Express Trust Income Fund is a common/collective trust invested principally in guaranteed investment contracts.



        Fidelity Investment Grade Bond Fund is a mutual fund invested at least 80% of its assets in debt securities of all types. The balance of the assets may have been invested in preferred stocks.



        Fidelity Low Priced Stock Fund is a mutual fund invested primarily in aggressive "small-cap" equities.



        Fidelity Magellan Fund is a mutual fund held both stocks and bonds, and the investment objective emphasized long-term appreciation.

                        GENZYME RETIREMENT SAVINGS PLAN

                         NOTES TO FINANCIAL STATEMENTS


A.    PLAN DESCRIPTION (CONTINUED):

         The CIGNA Guaranteed Securities Separate Account, Fidelity Puritan Fund, CIGNA Stock Market Index Fund, PBHG Growth Fund, and Genzyme General Division Stock Fund are each greater than 5% of the Plan's net Assets.


         EMPLOYEE CONTRIBUTIONS
         The Plan is a defined contribution plan. Eligible employees may elect, through salary reduction agreements, to have up to 18.75% or a maximum or $9,500 of their compensation contributed on a pre-tax basis to the Plan each year on their behalf. A Participant's salary reduction contribution for a plan year may be further limited by the administration rules of the Internal Revenue Code of 1986, as amended (the "Code") if the Participant is considered to be a highly-compensated employee within the meaning of the Code.

                        GENZYME RETIREMENT SAVINGS PLAN

                         NOTES TO FINANCIAL STATEMENTS

A.    PLAN DESCRIPTION (CONTINUED):

       EMPLOYER CONTRIBUTIONS
       Genzyme makes contributions to the Plan on behalf of a Participant for an amount equal to 25% of the Participant's contribution through salary reductions; however, employer matching contributions will not be made for contributions that exceed, in the aggregate, 5% of the Participant's annual compensation. Genzyme's contributions amounted to $1,087,311 and $1,013,395 for the years ended December 31, 1997 and 1996, respectively.

       Pursuant to a Plan amendment, effective January 1, 1997, Genzyme makes contributions to the Plan under a profit sharing program and a stock ownership program. During 1997, Genzyme made no contributions to the Plan under the profit sharing or stock ownership programs.

       Participants may invest their contributions in any fund or funds in increments determined at their own discretion. Employer contributions are invested as directed by the Participants. If a Participant does not provide direction with respect to the investment of the Participant's contribution, all contributions will automatically be invested in the CIGNA Guaranteed Income Fund.

       VESTING
       Participants have a 100% non-forfeitable interest in both employee and employer contributions at all times. Upon termination of employment or total and permanent disability, a Participant, or a Participant's beneficiary in the case of a Participant's death, is entitled to receive the full amount in the Participant's account.

       BENEFITS
       Distributions upon retirement at age 59 1/2 or later, or death, are either made in a lump-sum payment or installments. If the benefits are distributed in installments, the installments may not extend over a period of time longer that the life expectancy of the Participant or, if longer, the joint and last survivor life expectancy of the Participant and designated beneficiary. Distributions upon termination are made in lump-sum payments.

       Changes in withholding percentages are permitted as of the last day of each quarter of the Plan year. Reallocation of account balances among investment funds can be requested and processed on a daily basis. Contributions may be withdrawn from the Plan only upon a demonstration of hardship, as defined, unless the Participant requesting such withdrawal has attained age 59 1/2. New employees with funds held under a previous employer's qualified plan are permitted to invest such funds into the Plan. These contributions investments are classified as "rollovers".

       LOANS
       Participants may obtain a loan from the Plan collateralized by the Participant's vested interest in the Plan. No loan may exceed the lesser of one half of the vested interest of a Participant, or $50,000, and must be at least $1,000. A Participant may not obtain a loan unless the Plan Administrator approves the transaction. All loans bear interest determined by the Plan Administrator at the time of the loan. At December 31, 1997, all outstanding loans bear interest rates between 6% and 9% and mature through March 2017. A written repayment schedule specifies the date and payment amount necessary to amortize the loan.

                        GENZYME RETIREMENT SAVINGS PLAN

                         NOTES TO FINANCIAL STATEMENTS


B.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         BASIS OF ACCOUNTING
         The financial statements of the Plan are prepared under the accrual method of accounting.

         CASH EQUIVALENTS
         The Plan considers cash equivalents to be short-term, highly liquid investments, with initial maturities of less than three months.


         INVESTMENT VALUATION AND INCOME RECOGNITION
         Investments in the PBHG Growth Fund, CIGNA Stock Market Index Fund, Fidelity Puritan Fund, Putnam Voyager Fund, Templeton Foreign Fund, Genzyme General Division Stock Fund and Genzyme Tissue Repair Stock Funds are stated at fair value, based on quoted market prices in an active market on the last business day of the Plan year. The CIGNA Guaranteed Securities Separate Account and the CIGNA Guaranteed Income Fund are valued at contract value which approximates fair value. Participant loans are valued at cost which approximates fair value.


         The Plan presents in the Statement of Changes in Net Assets Available for Plan Benefits the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments. Security transactions are accounted for on the trade date. Gain or loss on sales of investment is based on average cost.

         INVESTMENT INCOME
         Dividend and interest income are recorded as earned on the accrual basis.

         CONTRIBUTIONS AND BENEFIT PAYMENTS
         Employee contributions and matching employer contributions are recorded in the period the payroll deductions are made. Benefits are recorded when paid.

         USE OF ESTIMATES
         The preparation of the Plan's financial statements in conformity with generally accepted accounting principles requires the Plan Administrator to make significant estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period and, when applicable, disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

         RECLASSIFICATIONS
         Certain items in the prior year financial statements have been reclassified to conform with the current year presentation.

         RISKS AND UNCERTAINTIES
         The Plan provides for various investment options in any combination of stocks, bonds, fixed income securities, mutual funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect Participants' account balances and the amounts reported in the Statements of Net Assets Available for Plan
         Benefits.

                        GENZYME RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

C.    QUALIFICATION UNDER THE INTERNAL REVENUE CODE:
       The Internal Revenue Service has determined and informed the Company by a letter dated May 25, 1995 that the Plan and related trust are designed in accordance with applicable sections of the Code. The Plan has been amended since receiving the determination letter. However, the Plan Administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.

D.    AMENDMENT OR TERMINATION:
       Genzyme intends to continue the Plan indefinitely but reserves the right to terminate it at any time or amend it in any manner advisable. No amendment may adversely affect the nonforfeitable interests of Participants in their accounts or permit the use or diversion of any part of the Plan other than for the exclusive benefit of the Participants or their beneficiaries (subject to Plan provisions permitting payment of fees and expenses). No merger, consolidation, or transfer of assets or liabilities of the Plan may reduce the Participants' interest accrued to the date of the merger, consolidation or transfer. If Genzyme discontinues its contributions or if the Plan is fully or partially terminated, the affected Participants' rights to benefits will remain fully vested.

E.    RELATED PARTY:
       Certain plan investments are shares of funds managed by CIGNA. CIGNA is the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest. Fees paid by the Plan for the investment management services amounted to approximately $6,000 for the year ended December 31, 1997.

                        GENZYME RETIREMENT SAVINGS PLAN

          LINE 27(a) - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

                                December 31, 1997



                                                                                                  HISTORICAL            MARKET
       IDENTITY OF ISSUE                      DESCRIPTION OF INVESTMENT             SHARES              COST             VALUE
       -----------------                      -------------------------             ------              ----             -----
       * CIGNA                               Guaranteed Income Fund                 10,163      $    270,473      $    270,473

       * CIGNA                               Fidelity Puritan                      491,624        11,939,399        13,253,730

       * CIGNA                               Stock Market Index                    338,725        14,886,362        17,232,517

       Putnam                                Voyager Fund                           31,043           564,768           593,527

       * CIGNA                               PBHG Growth Fund                      329,725         7,690,845         8,371,729

       * CIGNA                               Templeton Foreign Fund                 99,268           461,323           453,648

       * Genzyme General Division            Common Stock                          191,012         4,021,376         5,302,373

       * Genzyme Tissue Repair Division      Common Stock                           46,299           581,732           318,308

       The New England                       Guaranteed Investment
                                             Contract                                    -           137,041           137,041

       The New England                       Guaranteed Investment
                                             Contract                                    -           165,206           165,206

       * CIGNA                               Guaranteed Separate
                                             Securities Account                    216,373         5,345,831         5,345,831

       * Participant Loan Fund          Loans with interest rates between
                                        6% and 9% maturing through
                                        March 2017                                                 1,655,501         1,655,501
                                                                                                ------------      ------------
                                                                                                $ 47,719,857      $ 53,099,884
                                                                                                ============      ============


* Denotes party-in-interest.

                        GENZYME RETIREMENT SAVINGS PLAN

                LINE 27(D) - SCHEDULE OF REPORTABLE TRANSACTIONS

                      For the Year Ended December 31, 1997




                                                                         Historical  Current Value                   Number of
                                           Purchase         Selling        Cost of     at Date of          Gain     Transactions
Description of Assets                         Price          Price          Assets    Transaction         (Loss)   in the Series


Series of transaction in excess of 5%
of the current value of plan assets at
the beginning of the plan year:

American Express Trust Income Fund      $   193,491            N/A     $   193,491    $   193,491              -         10

American Express Trust Income Fund              N/A    $ 3,955,329       3,943,217      3,955,329      $  12,112          7

CIGNA Guaranteed Securities
   Separate Fund                          5,910,605            N/A       5,910,605      5,910,605              -         69

CIGNA Guaranteed Securities
   Separate Fund                                N/A        730,232         730,232        730,232              -         95

Fidelity Puritan Pooled
   Separate Account                      12,846,849            N/A      12,846,849     12,846,849              -         87

Fidelity Puritan Pooled
   Separate Account                             N/A        981,736         907,450        981,736         74,286        104

CIGNA Stock Market Index Fund            16,089,262            N/A      16,089,262     16,089,262              -        103

CIGNA Stock Market Index Fund                   N/A      1,368,608       1,222,900      1,368,608        145,708        112

PBHG Growth Fund                          8,708,937            N/A       8,708,937      8,708,937              -        100

PBGH Growth Fund                                N/A      1,154,839       1,018,092      1,154,839        136,747         97

Templeton Foreign Fund                    1,176,629            N/A       1,176,629      1,176,629              -         75

Templeton Foreign Fund                          N/A        701,242         715,306        701,242        (14,064)        33

Fidelity Low-Priced Stock Fund            2,611,796            N/A       2,611,796      2,611,796              -         14

Fidelity Low-Priced Stock Fund                  N/A      6,316,879       6,232,321      6,316,879         84,558          4

Fidelity Magellan Fund                      521,424            N/A         521,424        521,424              -         13

Fidelity Magellan Fund                          N/A     14,347,346      13,865,138     14,347,346        482,208          9

Fidelity Puritan Fund Mutual Fund         1,061,746            N/A       1,061,746      1,061,746              -         16

Fidelity Puritan Fund Mutual Fund               N/A     11,103,218      10,645,493     11,103,218        457,725          6

CIGNA Guaranteed Income Fund              1,125,695            N/A       1,125,695      1,125,695              -         63

CIGNA Guaranteed Income Fund                    N/A        862,180         862,180        862,180              -         32